56 Rockford Rd . IWilmington, DE 19806- 1004

October 7, 2015

AD Office 3 - Information Technologies and Services

Securities and Exchange Commission

100 F Street, N.E.; Mail Stop 4561

Washington, D.C. 20549-4561

To the Assistant Director Office:

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on September 25, 2015 , to be filed by our client, SiteStar Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours ,